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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of The A Consulting Team, Inc. for the registration of 639,528 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2002 with respect to the consolidated statements of operations, shareholders' equity and cash flows and schedule of The A Consulting Team, Inc. for the year ended December 31, 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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New York, New York
June 4, 2004